EXHIBIT 99.7

On March 1, 2004, we appointed two new directors, David L. Swartz and Mark D. Stolper. Since 1993, Mr. Swartz has been the managing partner of Good Swartz Brown & Berns, a Los Angeles-based firm providing accounting and business advisory services. Mr. Swartz qualifies as an “independent director” within the meaning of Nasdaq’s corporate governance standards.

Since January 2001, Mr. Stolper has been a partner of Broadstream Capital Partners, LLC, a Beverly Hills-based merchant banking firm. Mr. Stolper qualifies as an “independent director” within the meaning of Nasdaq’s corporate governance standards. From 1998 until January 2001, he was a partner of West Coast Capital, LLC, a Beverly Hills-based investment banking firm.

On March 1, 2004, we appointed Anthony J. Turek as our Chief Financial Officer. From 1988 through March 2004, Mr. Turek was executive vice president and chief credit officer of DVI, where he was a member of the executive committee and had responsibilities for development and management of several different functions of the company. From 1968 to 1988, Mr. Turek was vice president of commercial banking at Continental Illinois National Bank, where his responsibilities included management positions in several specialized lending divisions. Mr. Turek holds an MBA from the University of Missouri and a BS from Iowa State University.

At January 31, 2004, we had approximately $79.9 million of debt outstanding under various contracts and financing arrangements comprised of equipment notes and capital leases with DVI and some of its affiliates, and we had approximately $4.5 million outstanding under our line of credit with an affiliate of DVI. We have an agreement in principle to repay our debt outstanding under equipment notes and capital leases to DVI, and we are currently negotiating the definitive terms of the repayment with all of the interested parties. See “Summary—Debt Restructuring” discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Primedex’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2004. Anthony J. Turek, who joined us on March 1, 2004 as our Chief Financial Officer, was executive vice president and chief credit officer of DVI from 1988 through March 2004.

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